Exhibit 5.1

REEDER & SIMPSON P.C.

Attorneys-at-Law

RRE Commercial Center	Raymond E. Simpson Law Offices
Ace Building, Suite 205	53-55 Akti Miaouli, 6th floor
1 Lagoon Drive	185 36 Piraeus, Greece
Majuro, Marshall Islands MH 96960,	Telephone: +30 210 429 3323
Telephone: +692 625 3602	Fax: +30 210 429 3309
Fax: +692 625 3603	E-mail: simpson@otenet.gr
E-mail: dreeder@ntamar.net	Mobile phone: +30 6945 465 173

January 30, 2012

Navios South American Logistics Inc.

Luis A. de Herrera 1248

World Trade Center, Torre B.

Montevideo, Uruguay

Re: Navios South American Logistics Inc.

Dear Sirs:

We are licensed to practice law in the Republic of the Marshall Islands and are members in good standing of the Bar of the Marshall Islands.

We have acted as Marshall Islands counsel to Navios South American Logistics Inc., a Marshall Islands corporation (the “Company”) and the Covered Guarantors (as defined below) in connection with the offer by the Company and Navios Logistics Finance (US) Inc., a Delaware corporation (“NLFI” and together with the Company, the “Co-Issuers”), to exchange up to $200,000,000 in aggregate principal amount of the Co-Issuers’ new 9¼% Senior Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9¼% Senior Notes due 2019 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” As used herein, the “Covered Guarantors” means the Guarantors listed on Schedule I hereto.

In connection herewith we have examined originals or copies of:

1.	The Indenture dated April 12, 2011 together with the First Supplemental Indenture dated April 28, 2011 and the Second Supplemental Indenture dated July 26, 2011, among the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 9¼% Senior Notes due 2019 (the “Indenture”);

2.	The Notes; and

3.	The Guarantees (as defined in the Indenture).

The documents referred to in Items 1, 2 and 3 are collectively referred to as the “Documents.”

We have also examined and relied upon originals, or copies certified to our satisfaction, of all such records, documents, certificates of officers of the Company, the Covered Guarantors and of public officials and such other instruments, and made such other inquiries as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

As to questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the Documents and certificates of officers of the Company and the Covered Guarantors.

For the purpose of this opinion, we have further assumed:

(a)	the power, authority and legal right of all parties to the Documents (other than the Company and the Covered Guarantors) to enter into and to perform their respective obligations thereunder and that the Documents have been duly authorized, executed and delivered by each such party;

(b)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(c)	the due compliance of each of the Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to it (other than the laws of the Republic of the Marshall Islands as to which we are opining);

(d)	that each of the parties to the Documents (other than the Company and the Covered Guarantors) has duly and validly executed and delivered the Documents to which it is a party and has complied with all legal requirements pertaining to its status as such status relates to its rights to seek benefits of and enforce the Documents against the Company or the Covered Guarantors, as the case may be; and

(e)	that any required consents, licenses, permits, approvals, exemptions, qualifications or authorizations of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the Republic of the Marshall Islands in connection with the transactions contemplated by the Documents have been duly obtained or made.

Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of the Marshall Islands are concerned:

(i)	Each of the Company and each Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Republic of Marshall Islands.

(ii)	Each of the Company and each Covered Guarantor has full power, authority and legal right to execute, deliver and perform its obligations under the Documents to which it is a party.

(iii)	Each of the Company and each Covered Guarantor has duly authorized, executed and delivered the Documents to which it is a party.

(iv)	No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by the Company or any Covered Guarantor under the laws of the Republic of the Marshall Islands in connection with its execution and delivery of the Documents to which it is a party or the performance by it of its obligations thereunder other than those that have been obtained or made.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.2 to the Registration Statement.

Yours faithfully,

REEDER & SIMPSON P.C.

By:	/s/ Raymond E. Simpson

Schedule I

Pelayo Shipping Corporation

Navarra Shipping Corporation